Exhibit 99.1

Under Armour, Inc.
1020 Hull Street
Baltimore, MD 21230
CONTACTS
Investors:
Tom Shaw, CFA
Under Armour, Inc.
Tel: 410.843.7676
Media:
Diane Pelkey
Under Armour, Inc.
Tel: 410.246.5927
FOR IMMEDIATE RELEASE

UNDER ARMOUR ANNOUNCES CLASS C STOCK DIVIDEND RELATED TO SETTLEMENT

Baltimore, MD (June 3, 2016) - Under Armour, Inc. (NYSE: UA, UA.C) today announced that its Board of Directors has approved the payment of a $59 million dividend to holders of the Company’s Class C non-voting common stock in satisfaction of the previously announced settlement agreement entered into by the Company in connection with shareholder litigation related to the creation of the Class C stock.
The Company’s Board of Directors has approved the payment of this dividend in the form of shares of additional shares of Class C stock, with cash in lieu of any fractional shares. The shares of Class C stock will be distributed on or about June 29, 2016, to stockholders of record of Class C stock on June 15, 2016. The Company has determined that the initial distribution ratio will be 0.007098 of a share of Class C stock for each share of Class C stock held. A final distribution ratio will be provided when determined.
For additional information, please visit the “Stock Info” section of Under Armour’s Investor Relations website at www.uabiz.com/investors.cfm.
About Under Armour, Inc.
Under Armour (NYSE: UA, UA.C), the originator of performance footwear, apparel and equipment, revolutionized how athletes across the world dress. Designed to make all athletes better, the brand's innovative products are sold worldwide to athletes at all levels. The Under Armour Connected Fitness™ platform powers the world’s largest digital health and fitness community through a suite of applications: UA Record, MapMyFitness, Endomondo and MyFitnessPal. The Under Armour global headquarters is in Baltimore, Maryland. For further information, please visit the Company’s website at www.uabiz.com.
Forward-Looking Statements
Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our planned dividend of shares of our Class C common stock. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,”  “potential” or the negative of these terms or other comparable terminology.  The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.